Exhibit 99.1

Phio Pharmaceuticals Reports Second Quarter 2026 Financial Results and Business Update

Strategic milestone advancements for lead clinical candidate PH-762

Initiation of commercial scale API, long term non-clinical toxicology, completion of Phase 1b pharmacology, and new IP announcements

KING OF PRUSSIA, PA, August 6, 2026 (NEWSFILE) —Phio Pharmaceuticals Corp. (NASDAQ: PHIO) is a clinical-stage siRNA biopharmaceutical company developing therapeutics using its proprietary INTASYL® gene silencing technology to eliminate cancer.  Phio today reported its financial results for the quarter ended June 30, 2026, and provided a business update.

“We realized significant headway on foundational building blocks advancing the PH-762 development program during the 2nd quarter,” said Robert J. Bitterman, President and CEO. “Commencement of commercial scale API and dosing of a long term non-clinical study, both expected to be completed by year end, and final analysis of pharmacology outcomes from the Phase 1b trial should provide strategic flexibility for our next clinical study design, now in its final preparation.”

PH-762 Progress

PH-762 was evaluated in a U.S. multi-center Phase 1b dose-escalating clinical trial through the intratumoral injection of PH-762 for the treatment of patients with cutaneous squamous cell carcinoma, melanoma and Merkel cell carcinoma. The trial (NCT 06014086) was designed to evaluate the safety and tolerability of neoadjuvant use of intratumorally injected PH-762, assess the tumor response, and determine the dose or dose range for continued study of PH-762. The study comprised 22 patients, including 20 with cutaneous squamous cell carcinoma, one with melanoma and one with Merkel cell carcinoma, which was completed in March of this year. Final comprehensive clinical study documentation is in final preparation stage, which will be submitted to the FDA. Phio intends to request an FDA meeting in the third quarter of 2026 to discuss next steps in the clinical trial design and development strategy for PH-762.

Capital Sourcing  2Q 2026

In April 2026, the Company established an at the market (ATM) equity offering program pursuant to which it may offer and sell, from time to time, through H.C. Wainwright & Co., LLC, acting as sales agent, shares of its common stock having an aggregate sales price of up to $6.36 million.

Scientific News

The Company presented its Phase 1b clinical trial data for PH-762 at multiple conferences and virtual life science events including Force Family Office Fireside Chats, the Life Sciences Investor Forum, and Renmark Financial Virtual Non Deal Road Show events.

The Company has received multiple favorable patent actions encompassing three notices of allowance and one grant decision to further strengthen Phio’s global intellectual property portfolio in the United States, Canada, and Japan. This reinforces the Company’s commitment to developing and safeguarding breakthrough technologies for the INTASYL compounds.

Recently, the Company announced the appointment of Dr. R. Todd Plott M.D. to the Board of Directors who will serve as a member of the Governance Committee. Todd Plott, M.D., is a board-certified dermatologist, accomplished researcher, inventor, and former FDA advisory committee member with more than 30 years of experience in dermatologic care and innovation.

Financial Results

Cash Position

As of June 30, 2026, we had cash and cash equivalents of $13.0 million as compared with $21.0 million at December 31, 2025.  The Company continues to focus its resources on advancing PH-762 while prudently managing general and administrative expenses and expects its existing cash and cash equivalents to fund planned operations into the second half of 2027.

Research and Development Expenses

Research and development expenses for the three months ended June 30, 2026 were $3.1 million, an increase of $2.0 million or 187%, compared with the three months ended June 30, 2025. The increase was primarily driven by a $0.9 million increase in nonclinical toxicology study costs, a $1.5 million increase in CMC (chemistry, manufacturing and controls) costs, offset by a $0.3 million decrease in clinical trial costs.

Research and development expenses for the six months ended June 30, 2026 were $5.9 million, an increase $3.9 million or 200%, compared with the six months ended June 30, 2025. The increase was primarily driven by an increase $1.8 million in nonclinical toxicology study costs, a $1.5 million increase in CMC costs, a $0.9 million increase in consulting, patent and employee-related costs, offset by a $0.3 million decrease in clinical trial costs.

Management believes that research and development expenses will continue to increase as we advance our PH-762 program.

General and Administrative Expenses

General and administrative expenses for the three months ended June 30, 2026 were $1.2 million, a decrease of $49 thousand or 4%, compared with the three months ended June 30, 2025.

General and administrative expenses for the six months ended June 30, 2026  were $2.6 million, an increase of $340 thousand or 15%, compared with the six months ended June 30, 2025. The increase was primarily driven by a $465 thousand increase in stock-based compensation expense, a $170 thousand increase in investor relations activities, offset by a $250 thousand decrease in financial outsourced accounting fees.

Net Loss

Net loss was $ 4.1 million for the three months ended June 30, 2026 as compared with $2.2 million for the three months ended June 30, 2025. The increase in net loss was attributable to higher research and development expenses associated with advancing the PH-762 program.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical-stage biopharmaceutical company advancing its proprietary INTASYL® siRNA gene silencing technology to eliminate cancer. Phio’s INTASYL compounds are designed to enhance the body’s immune cells to more effectively kill cancer cells. Phio’s lead clinical development program is an INTASYL compound, PH-762, that silences the PD-1 gene implicated in various forms of skin cancer. The Phase 1b trial (NCT# 06014086) is evaluating PH-762 for the treatment of cutaneous squamous cell carcinoma, melanoma and Merkel cell carcinoma. PH-762 is a potential non-surgical treatment for skin cancers.

For additional information, visit the Company’s website, www.phiopharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. These statements, which include statements, among other things, regarding the anticipated benefits of our INTASYL™ RNAi platform, our ability and plans to continue developing, advancing and protecting the breakthrough technologies underlying our INTASYL™ compounds, the results from our ongoing clinical trials, our expectations that our cash runway will extend into the second half of 2027, our expectations that commencement of commercial scale API and dosing of a long term non-clinical study will both be completed by year end, our belief that final analysis of pharmacology outcomes from the Phase 1b trial should provide strategic flexibility for our next clinical study design, our plans and expectations regarding FDA submissions and related interactions, including our intention to meet with the FDA in the third quarter of 2026 to discuss potential next steps in the clinical trial design and development of PH-762, our expectations that such FDA submissions and any related FDA meetings will clarify next steps in advancing the PH-762 development program, details regarding our planned non-clinical toxicology study, and our ability to support ongoing clinical development, operational requirements and strategic initiatives with the capital we currently have on hand, are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the impact of future FDA interactions on the development of our product candidates; the impact to our business and operations by inflationary pressures; recession fears; the development of our product candidates, results from our nonclinical, preclinical and clinical activities, our ability to execute on business strategies, our ability to develop our product candidates with collaboration partners, and the success of any such collaborations, the timeline and duration for advancing our product candidates into clinical development, the timing or likelihood of regulatory filings and approvals, the success of our efforts to commercialize our product candidates if approved, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those risks identified in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the U.S. Securities and Exchange Commission. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact:

Phio Pharmaceuticals Corp.

Jennifer Phillips: jphillips@phiopharma.com

Corporate Affairs

PHIO PHARMACEUTICALS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Operating expenses:
Research and development	$3,082	$1,074	$5,874	$1,960
General and administrative	1,186	1,235	2,561	2,221
Total operating expenses	4,268	2,309	8,435	4,181
Operating loss	(4,268)	(2,309)	(8,435)	(4,181)
Interest income, net	130	143	291	246
Other income, net	-	-	3	-
Net loss	$(4,138)	$(2,166)	$(8,141)	$(3,935)
Basic and diluted	$(0.36)	$(0.45)	$(0.70)	$(0.86)
Weighted average number of common shares outstanding
Basic and diluted	11,617,250	4,794,857	11,617,250	4,551,061

PHIO PHARMACEUTICALS CORP.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

(Unaudited)

	June 30,	December 31,
ASSETS	2026	2025
Current assets:
Cash and cash equivalents	$12,996	$21,031
Prepaid expenses and other current assets	1,302	445
Total current assets	14,298	21,476
Property and equipment, net	9	11
Total assets	$14,307	$21,487

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$901	$435
Accrued expenses	804	905
Total liabilities	1,705	1,340
Commitments and contingencies
Stockholders' equity:
Series D Preferred stock, $0.0001 par value, 10,000,000 shares authorized; 0 issued and outstanding at each of June 30, 2026 and December 31, 2025	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized; 11,617,250 and 11,617,250 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	1	1
Additional paid-in capital	175,796	175,200
Accumulated deficit	(163,195)	(155,054)
Total stockholders' equity	12,602	20,147
Total liabilities and stockholders' equity	$14,307	$21,487